Exhibit 10.1
2010
Executive Incentive Plan

OBJECTIVES
The primary aim of the 2010 Executive Incentive Plan (the “Plan”) is to focus Immersion’s executive management efforts on meeting Immersion’s revenue, EBITDA profit, and business objectives, and to reward the achievement of those goals.
ELIGIBILITY
In addition to your base salary, you are eligible to earn an incentive payment pursuant to the Plan [Based on the achievement of incentives to be determined by the Company’s Compensation Committee] [and its Attachment A]. In order to be eligible to earn any payment under this Plan, you must sign and date a copy of the Plan on the space provided below and return it to Human Resources. An executive’s eligibility to participate in this Plan will be subject to the review and approval of the CEO and CFO of the Company, and before they become earned, any payments to be made under this Plan are subject to the review and approval of the Company’s Compensation Committee, with input from the Company’s CEO. Any interpretation of this Plan shall be made by the Company’s Compensation Committee in its sole discretion. This Plan supersedes all prior executive bonus, incentive, and/or variable compensation plans of the Company, as well as any such provisions in any employment agreement, which are of no further force or effect.
Employees hired between January 1 and December 31, 2010, who are permitted to participate in the Plan shall be eligible to participate on a pro-rata basis, based upon their employment start date and contingent upon their continued active employment through the Payment Date (defined below). The proration will be based on the number of work days that the employee was employed by the Company during 2010.
PLAN ADMINISTRATION
This Plan is effective for calendar year 2010 only. The Company may cancel, suspend, amend, or revise all or any part of the Plan for any reason at any time.
To the extent earned, payments under the Plan will be wages and will be subject to withholding of federal and state income and employment taxes. Earned payments under this Plan will be paid on the next regular payroll date following the later of (a) February 15, 2011, (b) the date on which the Company’s Income Statement for 2010 has been finalized, or (c) the date on which the Company’s 2010 earnings have been publicly disclosed (the “Payment Date”), but in no event will such payments be made any later than March 15, 2011.
Nothing in this Plan shall in any way alter the at-will employment relationship between the Company and its executives. All employees of the company are employed on an “at-will” basis, which means that either the employee or the Company may terminate the relationship at any time, with or without cause or notice.
In the event that a participant receives payment under this Plan and the Company later determines or uncovers an act or event of fraud or financial misstatements, the Company shall have the right, at its own discretion, to recover any or all of the bonus paid to the participant.
For purposes of this Plan, a participant’s employment with Immersion terminates on the last day on which work duties are actually performed by the participant. Periods of pay in lieu of notice, severance, or any other post-termination benefits or compensation period shall not be deemed periods of employment for purposes of this Plan. Subject only to the second paragraph of the “Eligibility” section above, in order to earn any payment under the Plan, a participant must be continuously employed by Immersion from January 1, 2010 through the Payment Date. A participant who resigns from his or her employment with Immersion prior to the Payment Date for any reason, or whose employment is terminated by Immersion prior to the Payment Date for any reason, will not earn any payment under this Plan.
Provided they meet the eligibility requirements described in this Plan [and Attachment A], participants who are on an approved leave of absence at any time during calendar year 2010 will earn a pro-rated payment under this Plan based upon the portion of the year that they are actively employed and not on leave status. To the extent that a participant is on an approved leave of absence on the Payment Date, he/she will receive payment under this Plan on the Payment Date (subject to pro-ration, if applicable, as described in this paragraph). [To the extent that a participant is on an unapproved leave of absence on the Payment Date, he/she will not earn any payment under this Plan unless he/she returns to active employment with Immersion, at which time he/she will receive his/her Plan payment (subject to pro-ration, if applicable, as described in this paragraph); provided that if such participant does not return to active employment by March 15, 2011, he/she shall forfeit his/her right to such incentive payment.]
PLAN DEFINITIONS
Revenue is revenue that is recognized by Immersion for the applicable period in accordance with generally accepted accounting principles and as reported in the Company’s audited financial statements.
EBITDA Profit is Earnings Before Interest, Taxes, Depreciation, and Amortization. EBITDA includes Executive Incentive Plan payment amounts for the purposes of this calculation. Excluded from the calculation are the following expenses and charges: stock compensation expense, discontinued operations, restatement charges, and restructuring charges.
Target Incentive is the “target” payment that a participant would earn under the Plan if all of the Company performance targets and participant’s MBO’s are met, and the participant’s performance is fully satisfactory as determined by the Company’s CEO. The amount of the Target Incentive is a percentage of the participant’s annual base salary as of January 1, 2010 (or as of such participant’s first day of employment is such participant is hired after January 1, 2010), which percentage is determined by management. The actual Plan payment earned by a participant will vary depending on (i) the extent to which Company performance targets and participant’s MBO’s are met, and (ii) the CEO’s evaluation of the participant’s performance.
MBO’s are specific business milestones which must be completed in a timely manner, in strict accordance with the stated terms and conditions associated with each MBO, to the satisfaction of the CFO and CEO.

Executive	Date

VP of Human Resources	Date

CFO	Date

CEO	Date

Attachment A
EXECUTIVE INCENTIVE PLAN STATEMENT OF GOALS FOR YEAR 2010
Name
Percent of Base Salary Payment at Plan: 60%
The following is a statement of financial, strategic and tactical objectives for 2010 that will serve as a basis for overall performance evaluation and determination of year-end executive incentive award.
CEO Discretionary Multiplier: The Company’s Compensation Committee will determine a performance “weighting” to be applied to the Executive’s incentive calculation as determined by the Compensation Committee with input from the CEO. The weighting factor will typically range from 0.80 to 1.20, which factor is then multiplied by the Executive’s incentive calculation to determine the Executive’s overall incentive payment.
Plan Components: The Plan has two independent components: Corporate Financial Metrics and Individual MBO’s. Within each component you will be measured against specific goals.
A.	70% of your target bonus will be based on Corporate performance as follows.
•	Achieve GAAP Revenue of $XXM. Achieve EBITDA Profit of $XXM. The EBITDA Profit amount for the purpose of this calculation comprises the GAAP EBITDA Profit prior to stock compensation expense, discontinued operations, restatement charges, and restructuring charges. Payment amounts will be pro-rated between matrix levels. No payments shall occur from performance below any minimum matrix target: (Min. Revenue: $XXM or Min EBITDA Profit: $XXM)

Revenue / EBITDA Profit Targets	$XXM	$XXM	$XXM	$XXM	$XXM
$XXM	125.0%	137.5%	150.0%	175.0%	200.0%
$XXM	100.0%	112.5%	125.0%	150.0%	175.0%
$XXM	75.0%	87.5%	100.0%	125.0%	150.0%
$XXM	62.5%	75.0%	87.5%	112.5%	137.5%
$XXM	50.0%	62.5%	75.0%	100.0%	125.0%
B.	30% of your target bonus will be based on individual MBO’s as follows.
•	For payment to be made under the MBO component of the Plan, certain financial targets must be met:
1.	Participants will be eligible for 100% MBO payout when the company is >/= 80% of revenue target and EBITDA profitable;

2.	Participants will be eligible for 50% MBO payout when the company is < 80% of revenue target and EBITDA profitable;

3.	No payments will be earned under this component if the company is not EBITDA profitable.
•	Goals and Objectives will be agreed upon between the Plan Participant and the CEO.

•	Achievement of such goals and objectives shall be made by the Company’s Compensation Committee with input from the CEO.